United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy statement pursuant to section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:
☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under sec. 240.14a-12

AMBASSADORS INTERNATIONAL, INC.

  (Name of Registrant as specified in its charter)

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1071 Camelback Street
Newport Beach, California 92660

April 14, 2008

To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “annual meeting”) of Ambassadors International, Inc. which will be held at 10:00 a.m., local time, on Tuesday, May 13, 2008, at 1071 Camelback Street, Newport Beach, California 92660. All holders of our outstanding common stock as of the close of business on March 15, 2008, are entitled to vote at the annual meeting. Enclosed is a copy of the notice of annual meeting of stockholders, proxy statement and proxy.

We hope that you will be able to attend the annual meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy in the enclosed envelope in order to make certain that your shares will be represented at the annual meeting.

Sincerely,

Joseph J. Ueberroth
Chairman and CEO

AMBASSADORS INTERNATIONAL, INC.
1071 Camelback Street
Newport Beach, California 92660

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 13, 2008

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Ambassadors International, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Tuesday, May 13, 2008, at 1071 Camelback Street, Newport Beach, California 92660, for the following purposes:

1. To elect four (4) Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors has fixed the close of business on March 15, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and all adjourned meetings thereof.

By Order of the Board of Directors

Blake T. Barnett
Corporate Secretary

Dated: April 14, 2008

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

AMBASSADORS INTERNATIONAL, INC.
1071 Camelback Street
Newport Beach, California 92660

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Ambassadors International, Inc. (“Ambassadors,” “we,” “our” or “us”) for use at the 2008 annual meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, May 13, 2008, at 1071 Camelback Street, Newport Beach, California 92660, and at any adjournment thereof. It is anticipated that this proxy statement and accompanying proxy will be mailed on or about April 14, 2008, to all stockholders entitled to vote at the annual meeting. When your proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon.

At the close of business on March 15, 2008, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had issued and outstanding 11,141,067 shares of common stock, $0.01 par value per share. Each share of our common stock entitles the holder of record thereof to one vote on any matter coming before the annual meeting. Only stockholders of record at the close of business on March 15, 2008, are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Voting

You may vote by attending the annual meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name,” which means shares that are held of record by a broker, bank or other nominee. If you hold your shares of our common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us by following the instructions on the enclosed proxy card. If you hold your shares of our common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this proxy statement.

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in street name and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice to our Corporate Secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked, or by signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy. In addition, a stockholder of record attending the annual meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the annual meeting will not of itself revoke the proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660, Attention: Corporate Secretary.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

The enclosed proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the notice of annual meeting and with respect to other matters which may be properly brought before the annual meeting. At the time of printing this proxy statement, our management is not aware of any other matters to be presented for action at the annual meeting. If, however, other matters which are not now known to our management should properly come before the annual meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of our board of directors. Our board of directors is recommending a vote “FOR” each of the four director nominees and “FOR” the ratification of the selection of the independent auditors.

Quorum and Vote Required

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the eligible votes on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received, but marked as abstentions, and broker non-votes (i.e., shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote by the actual owner of the shares and does not have discretionary authority to vote such shares) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum. Brokers or other nominees who hold shares of our common stock in street name for a beneficial owner of those shares generally have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners.

For Proposal 1, directors will be elected by a plurality of the votes cast. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. This means that the four nominees for Class III directors receiving the highest number of votes will be elected as Class III directors. Brokers generally have discretionary authority to vote on the election of directors. Thus, broker non-votes are not likely to result from the vote on the election of directors. Any broker non-vote or abstention will not have an effect on the election of directors.

For Proposal 2, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers have discretionary authority to vote on the ratification of our independent auditors. Accordingly, no broker non-votes are expected to exist in connection with Proposal 2. Any abstentions that we receive will be treated as a vote against this proposal because an absolute number of affirmative votes is required, regardless of how many votes are cast, and abstentions are not affirmative votes.

Solicitation

We will pay the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling, and mailing the proxy solicitation materials. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Proxies may be solicited personally, by mail, or by telephone, by directors, officers, and regular employees of Ambassadors who will not be additionally compensated therefor.

The matters to be considered and acted upon at the annual meeting are referred to in the preceding notice and are more fully discussed below.

PROPOSAL 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of ten directors, divided into three classes. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on that annual meeting date.

At this year’s annual meeting, four Class III directors are to be elected. Based upon the recommendation of our Compensation and Nominating Committee, our board of directors has nominated for re-election at the annual meeting as Class III directors the incumbent directors in such Class: Brigitte M. Bren, Rafer L. Johnson, Robert P. Mosier and Arthur A. Rodney. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until our annual meeting of stockholders in the year 2011, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our board of directors may designate.

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting.

			Director	Term
Name	Position with Company	Age	Since	Expires

Class III Directors, currently standing for re-election:
Brigitte M. Bren(2)	Director	42	2001	2008
Rafer L. Johnson(1)	Director	73	1995	2008
Robert P. Mosier(3)	Director	58	2007	2008
Arthur A. Rodney(3)(4)	Director	66	2008	2008

Class II Directors, whose term expires at the annual meeting to be held in 2009:
James L. Easton(3)	Director	72	1995	2009
Kevin M. Luebbers(3)	Director	41	2005	2009
Joseph J. Ueberroth	Chairman of the Board, President and Chief Executive Officer	39	2001	2009
Class I Directors, whose term expires at the annual meeting to be held in 2010:
J. Fife Symington, IV(1)	Director	38	2005	2010
Peter V. Ueberroth(2)	Director	70	1995	2010
Richard D.C. Whilden(1)	Director	74	1995	2010

(1)	Member of Compensation and Nominating Committee

(2)	Member of Governance Committee

(3)	Member of Audit Committee

(4)	Appointed to the board of directors on April 8, 2008

Director Biographical Information

Class III Directors Nominees Standing for Re- Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Brigitte M. Bren has served as a director since 2001. Since 1991, Ms. Bren has served as Co-Founder, President and Chief Executive Officer of International Strategic Planning, Inc., an international business consulting firm specializing in advising U.S. companies expanding internationally. From 1999 to 2003, she was of counsel to Arter & Hadden, LLP, in its Los Angeles office. From 1993 to 1995, Ms. Bren served as Vice President of International Marketing/Sales and Vice President of Governmental Affairs for Mark Goodson Productions. Ms. Bren also serves as a director of Ambassadors Group, Inc., the Burnham Institute for Medical Research and the School of Environmental Science and Management at the University of California, Santa Barbara.

Rafer L. Johnson has served as a director since 1995. Mr. Johnson is a world and Olympic record holder in the decathlon. Mr. Johnson devotes a substantial amount of his time to mentally and physically handicapped children and adults. He has been associated with California Special Olympics since its inception in 1969, served as the president of its board of directors for 10 years from 1982 to 1992, and currently is Chairman of its board of governors and has been since 1992. He has been appointed to national and international foundations and presidential commissions, with a concentration on youth development, including service with the Amateur Athletic Foundation and Kids In Sports. Mr. Johnson also is and has been national head coach for Special Olympics International and a member of its board of directors. In addition, Mr. Johnson serves on a variety of private special boards and committees in the worlds of sports and community services. Mr. Johnson also serves as a director of Ambassadors Group, Inc.

Robert P. Mosier has served as a director since 2007. Mr. Mosier is the Founder, President and Chief Executive Officer of Mosier & Company, a management firm specializing in identifying and implementing financial solutions for operating companies and complex real estate projects. In addition, Mr. Mosier’s career includes ten years of leisure travel and transportation experience, including being the President and Chief Operating Officer of Delta Queen Steamboat Company in the early 80’s. Mr. Mosier’s other travel experience includes heading the credit card and Getaway Tour operations at Trans World Airlines, as well as, Executive Jet Aviation, a company specializing in jet management and executive charters.

Arthur A. Rodney has been in the cruise industry for over 30 years. He served as Chief Financial Officer and President of Princess Cruises from 1970 to 1986. Mr. Rodney then created Crystal Cruises, a luxury cruise line, for a large Japanese shipping company and served as its President from 1987 until 1994. In 1994, at its request to develop and oversee the operations of two large cruise ships, Mr. Rodney joined The Walt Disney Company. He served as President of Disney Cruise Line until the end of 1999. From 2000, Mr. Rodney has been an independent consultant. Mr. Rodney holds licenses in New York and California as a Certified Public Accountant.

Our board of directors unanimously recommends that you vote “FOR” each of the four director nominees.

Class II Directors Continuing Until the 2009 Annual Meeting

James L. Easton has served as a director since 1995. Since 1973, Mr. Easton has served as Chairman and President of Jas. D. Easton, Inc. and Chairman of Easton Sports, Inc., diversified international sporting goods companies. He is a member of the International Olympic Committee and is one of the three International Olympic Committee members from the United States. Mr. Easton is also a member of the International Olympic Committee’s Marketing Commission, Congress Commission and Nominations Commission. He also is immediate past President and Honorary President of Federation Internationale de Tir a l’Arc (FITA-International Archery Federation), is a member of the board of visitors of John E. Anderson Graduate School of Management at the University of California at Los Angeles and is a board member and a member of the audit committee of the U.S. Olympic Committee. Mr. Easton is also a member of the LA’84 Foundation and is a member of the grant committee.

Kevin M. Luebbers has served as a director since 2005. Mr. Luebbers is Co-founder and Partner of VIC Partners, LLC, an investment fund focusing on purchasing and repositioning hotel properties. From 2000 to 2003, Mr. Luebbers served as Chief Financial Officer and Executive Vice President of RFS Hotel Investors, Inc., a publicly-traded real estate investment trust. From 1996 to 2000, Mr. Luebbers worked for Hilton Hotels Corporation, serving most recently as Senior Vice President of Planning and Investment Analysis.

Joseph J. Ueberroth has served as Chairman since 2006, President and Chief Executive Officer since November 2003 and as a director since 2001. Prior to joining Ambassadors, Mr. Ueberroth served as Founder and Co-Chairman of BellPort Group, Inc., an international marina company and as General Partner and Managing Member of CGI Opportunity Fund, a venture capital operating company focused on early stage, high growth companies. Mr. Ueberroth serves as director of Ambassadors Group, Inc., Enwisen, and Melones Internacional and as a member of CGI Opportunity Funds I and II.

Class I Directors Continuing Until the 2010 Annual Meeting

J. Fife Symington, IV has served as a director since 2005. Mr. Symington has served as Co-Founder and Managing Director of Melones Internacional since 1995. Melones Internacional owns and operates the largest contiguous greenhouse operation in North America. Mr. Symington also serves as Managing Director of Symington & Canelos, Inc., a firm specializing in private equity investments in Mexico. Mr. Symington holds a Bachelor of Arts degree from Harvard University and is a CFA charter holder.

Peter V. Ueberroth has served as a director since 1995. From 1995 to August 2006, he served as Chairman of our board of directors, including as Co-Chairman during the period from November 2003 to June 2004. Mr. Ueberroth is currently, and has been since 1989, the Managing Director of Contrarian Group, Inc., an investment and management company. In 1962, Mr. Ueberroth founded First Travel Corporation and sold it to the Carlson Travel Group in 1980. From 1979 to 1984, Mr. Ueberroth served as President of the Los Angeles Olympic Organizing Committee. From 1984 to 1989, he served as the Sixth Commissioner of Major League Baseball. In July of 1999, Mr. Ueberroth successfully orchestrated the purchase of the Pebble Beach Company and he now serves as an owner and Co-Chairman. Mr. Ueberroth also serves as the Chairman of the United States Olympic Committee. He is also a member of the board of directors of Adecco SA and The Coca-Cola Company.

Richard D.C. Whilden has served as a director since 1995. Since 1990, Mr. Whilden has been a principal of Contrarian Group, an investment and management company. From June 1996 to July 2000, he served as Chairman of the board of directors of GetThere, Inc., an internet travel company, and from March 1998 to March 1999, he served as its President and Chief Executive Officer. Between 1993 and 1994, he was Chairman of the board of directors of Caliber Bank in Phoenix, Arizona and was Chairman, Chief Executive Officer and President of Caliber Bank’s holding company, Independent Bankcorp of Arizona, Inc. From 1959 to 1989, Mr. Whilden was employed by TRW, Inc., during which time he served as an Executive Vice President from 1984 to 1989. Mr. Whilden also serves as a director of Ambassadors Group, Inc., a publicly traded travel company and is Chairman of the board of directors of Climos Inc.

There are no arrangements or understandings known to us between any of our directors or nominees for director and any other person pursuant to which any such person was or is to be elected a director.

Joseph J. Ueberroth is the son of Peter V. Ueberroth. Other than this relationship, there are no family relationships among our directors and executive officers.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2008, and has further directed that management submit the selection of independent registered public accountants for ratification by our stockholders at the annual meeting. Ernst & Young LLP has no financial interest in us and neither it nor any member or employee of the firm has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. For purposes of determining whether to select Ernst & Young LLP as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting, the Audit Committee conducted a thorough review of Ernst & Young LLP’s performance and capabilities. In the course of assisting the Audit Committee in its review, company representatives interviewed senior management of Ernst & Young LLP. Ernst & Young LLP was our independent auditor for the year ended December 31, 2007.

The Delaware General Corporation Law does not require the ratification of the selection of independent accountants by our stockholders, but in view of the importance of the financial statements to our stockholders, our board of directors deems it advisable that our stockholders ratify such selection. In the event that our stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and our board of directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the 2008 annual meeting of stockholders and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Our board of directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year 2008.

OTHER BUSINESS

We do not know of any other business to be presented to the annual meeting and do not intend to bring any other matters before such meeting. If any other matters properly do come before the annual meeting, however, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

CORPORATE GOVERNANCE

We believe that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission (“SEC”) and the new listing standards of the NASDAQ Global Market.

Our board of directors maintains a code of ethics and conduct that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found on our website at www.ambassadors.com/investor. You may also obtain a copy of the code of ethics and conduct and other information regarding our corporate governance practices by writing to our Corporate Secretary, at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660. We intend to timely disclose any amendments to or waivers of certain provisions of our code of ethics and conduct applicable to our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and other senior financial officers on our website at www.ambassadors.com/investor.

Determination of Independence of Directors

Under the listing standards of the NASDAQ Global Market, a director qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with us (either directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In February 2008, our board of directors undertook its annual review of director independence other than for Mr. Rodney which was undertaken in April 2008. During their review, our board of directors considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “Election of Directors — Director Biographical Information” above. In making independence determinations, our board of directors considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. The purpose of their review is to determine whether any such relationships or transactions would interfere with the director’s independent judgment, and therefore be inconsistent with a determination that the director is independent.

As a result of their review, our board of directors has affirmatively determined that all of the nominees for re-election and all of the continuing directors are independent, except for Peter V. Ueberroth and Joseph J. Ueberroth. Our board of directors considered the following relationships and transactions in making its independence determinations:

•	Joseph J. Ueberroth, our Chairman, President and Chief Executive Officer, is the son of Peter V. Ueberroth.

•	Richard D.C. Whilden holds himself out as a “Principal” of Contrarian Group Inc. (“Contrarian”). The following relationships exist between Contrarian and us: (1) Contrarian is wholly-owned by Peter V. Ueberroth; (2) Contrarian leases office space from us, with monthly rental payments of $5,000, (3) Peter V. Ueberroth’s director fees are paid to Contrarian and (4) Contrarian reimburses us for its employees’ medical benefits processed through our payroll system, the amounts of which vary, but are approximately $15,000 per month. Mr. Whilden’s classification as a “Principal” of Contrarian is based solely on an independent working relationship with Contrarian and not on the basis of an ownership or economic stake in Contrarian. In addition, Mr. Whilden is an individual investor who, at times, invests in entities alongside Contrarian, and is retained by the entity, to serve in an executive officer capacity, in which he and Contrarian have made investments.

Our independent directors regularly meet in executive sessions. In 2007, the independent directors met four times in executive session. At each executive session, our board of directors elects one director to lead the session.

Meetings of the Board of Directors and Committees of the Board of Directors

During 2007, there were five meetings of our board of directors. Our board of directors has a standing Audit Committee, Compensation and Nominating Committee and Governance Committee. The members of each committee are selected by the majority vote of our board of directors. Each director attended 75% or more of the aggregate of the total board of directors meetings and his or her committee meetings in 2007. We have a policy that our directors attend the annual meeting of our stockholders. All of our then current directors attended the 2007 annual meeting. Our board of directors has adopted written charters for our Audit Committee, Compensation and Nominating Committee and Governance Committee, each of which is available at our website at www.ambassadors.com/investor. In addition, the charter for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Audit Committee

James L. Easton, Kevin M. Luebbers (chairman), Robert P. Mosier and Arthur A. Rodney are the current members of our Audit Committee. Arthur A. Rodney was appointed to the Audit Committee on April 8, 2008. In addition to all members of this committee being determined to be independent, our board of directors has determined that Messrs. Easton, Luebbers, Mosier and Rodney all qualify as “audit committee financial experts” under the rules of the SEC, meet the financial sophistication requirement rules of the NASDAQ Global Market, and are independent under the requirements of the rules of the SEC. The Audit Committee selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by and fees paid to the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and any non-audit fees and reviews the adequacy of our internal accounting controls and financial management practices. The Audit Committee has reviewed and reassessed the adequacy of the Audit Committee charter on an annual basis. The Audit Committee met nine times during 2007.

Compensation and Nominating Committee

In March 2005, our board of directors formed the Compensation, Nominating and Governance Committee. Prior to that time, the Compensation Committee performed the nominating and related governance functions of our board of directors. In August 2005, our board of directors determined that the Compensation, Nominating and Governance Committee shall be split into two separate committees known as the Compensation and Nominating Committee and the Corporate Governance Committee. Richard D.C. Whilden (chairman), Rafer L. Johnson and J. Fife Symington, IV are the members of the Compensation and Nominating Committee. Our board of directors has determined that each of the members of the Compensation and Nominating Committee qualifies as an independent director. This committee is responsible for determining compensation for our executive officers and for administering both the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and the 2005 Incentive Award Plan of Ambassadors International, Inc. The Compensation and Nominating Committee also identifies individuals qualified to be members of our board of directors and its committees, recommends to our board of directors the slate of directors to be nominated by our board of directors at the annual stockholders meeting and recommends any director to fill a vacancy on our board of directors. The Compensation and Nominating Committee met three times in 2007.

Compensation decisions for our executive officers and our directors are made by the Compensation and Nominating Committee. Our Chief Executive Officer makes recommendations to the Compensation and Nominating Committee on equity compensation to our employees and executive officers (other than the Chief Executive Officer). All decisions regarding equity compensation to our executive officers, employees and directors are made by the Compensation and Nominating Committee. The Compensation and Nominating Committee engaged the firm of Strategic Consulting Group as its independent compensation consultant to assist in the development and evaluation of compensation policies and the Compensation and Nominating Committee’s determinations of compensation awards. The role of Strategic Consulting Group is to provide independent, third-party advice and expertise on executive compensation issues. The compensation consultant reports primarily to and works directly with our Compensation and Nominating Committee, through its chair.

Governance Committee

In August 2005, our board of directors formed the Governance Committee and appointed Brigitte M. Bren (chairperson) and Peter V. Ueberroth as the members of the Governance Committee. This committee is responsible for advising management on business matters, making recommendations on the frequency and structure of our board of directors meetings, assisting our board of directors in proposing committee assignments, including committee memberships and chairs, and periodically reviewing our Bylaws and our overall governance. The Governance Committee met twice in 2007.

Board Nominations

Director candidates are nominated by our Compensation and Nominating Committee. The Compensation and Nominating Committee does not impose any specific, minimum qualifications that must be met by director nominees, but rather the Compensation and Nominating Committee will consider candidates based upon their: (i) business and financial experience, such as serving as an executive officer or former executive officer of a publicly held company in our industry or otherwise, (ii) personal characteristics, such as integrity, ethics and values, (iii) expertise that is complementary to the background and experience of our other board of directors members, (iv) experience as a board member of another publicly held company, (v) willingness to devote the required amount of time to carrying out the duties and responsibilities of board of directors membership, (vi) willingness to objectively appraise management performance, (vii) academic expertise in an area of our operations, (viii) practical and mature business judgment and (ix) any such other qualifications our Compensation and Nominating Committee deems necessary to ascertain the candidate’s ability to serve on our board of directors.

The Compensation and Nominating Committee will consider nominee recommendations from stockholders, only if the recommendation is received not later than December 15, 2008, from a security holder or group of security holders that beneficially owns more than five percent (5%) of our outstanding common stock for at least one year as of the date the recommendation is made. A stockholder interested in recommending a director candidate may do so by mailing the candidate’s detailed resume and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors. The stockholder must also provide biographical information similar to what is required to be disclosed in a proxy statement. In addition, the stockholder must include the consent of the candidate to serve as director if elected and must describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of his or her holding of our common stock. We may request from the recommending stockholder such other information as we deem necessary to evaluate the stockholder nominee. All communications are to be directed to the chairman of the Compensation and Nominating Committee at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660. The Compensation and Nominating Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Compensation and Nominating Committee.

The Compensation and Nominating Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) the director’s overall effectiveness; and (ii) whether changes in employment status, health, community activity or other factors may impair the director’s continuing contributions to our board of directors.

Director Compensation

Our compensation program for non-employee directors is designed to align the directors’ interests with the long-term interests of our stockholders and to fairly compensate our directors for the work that is required. Each of our non-employee directors receives an annual retainer and an additional fee for attendance at board meetings, which amounts are determined each year by our Compensation and Nominating Committee. We do not pay additional cash compensation to our directors for their services on committees of the board. However, we reimburse all directors for out-of-pocket expenses incurred in connection with their attendance at board and committee meetings. We also periodically award restricted stock or options to purchase our common stock to our directors.

Our President and Chief Executive Officer, Joseph Ueberroth, does not receive compensation for his service on our board of directors.

Director Compensation Table-2007

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2007.

	Fees Earned
	or Paid in	Stock	Option
Director	Cash(1)	Awards(3)(5)	Awards(4)(5)	Total

Bren, Brigitte M.	$20,000	$16,298	$0	$36,298
Easton, James L.	$20,000	$16,298	$13,400	$49,698
Johnson, Rafer L.	$19,500	$16,298	$13,400	$49,198
Luebbers, Kevin M.	$20,000	$16,298	$14,625	$50,923
Mosier, Robert P.*	$0	$0	$0	$0
Rodney, Arthur A.**	$0	$0	$0	$0
Spence, John C.***	$19,500	$16,298	$13,400	$49,198
Symington, J. Fife IV	$20,000	$16,298	$14,625	$50,923
Ueberroth, Peter V.(2)	$96,000	$16,298	$0	$112,298
Whilden, Richard D.C.	$19,500	$16,298	$13,400	$49,198

*	Appointed to the board of directors effective November 12, 2007

**	Appointed to the board of directors effective April 8, 2008

***	Resigned from the board of directors effective November 9, 2007

(1)	In 2007, each non-employee director, with the exception of Peter V. Ueberroth, received an annual retainer of $18,000 plus $500 per board of directors meeting attended. Our committee members and committee chairpersons do not receive any additional fees for serving on their committees. In addition, each director is reimbursed for certain out-of-pocket expenses incurred in connection with attendance at our board of directors and committee meetings.

(2)	Our prior chairman, Peter V. Ueberroth, received a monthly retainer of $8,000. Upon his resignation as chairman in August 2006, the Compensation and Nomination Committee approved the continuation of this monthly retainer throughout fiscal year 2006 and 2007. During 2008, Peter V. Ueberroth will receive the same annual retainer as the other non-employee directors.

(3)	There were no grants of restricted stock to non-employee directors during fiscal year 2007. The amounts shown are the compensation cost recognized by us in fiscal year 2007 related to the grant of on August 4, 2006 of 1,000 shares of restricted stock. The compensation cost was computed as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standard No. 123R”). For a discussion of valuation assumptions, see Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

The grant date fair value of the 1,000 shares of restricted stock granted on August 4, 2006 to the non-employee directors was $27,940, as computed in accordance with Financial Accounting Standard No. 123R. The compensation cost was based on the closing price of $27.94 on August 3, 2006, and amortized over the 12-month vesting period. The restrictions on the restricted stock lapsed in full on August 3, 2007, 12 months after the date of grant.

(4)	There were no grants of stock options to non-employee directors during fiscal year 2007. The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to the following grants of stock options in fiscal year 2005, as described in Financial Accounting Standard No. 123R: (a) a grant to each of Messrs. Luebbers, Spence and Symington in connection with their initial appointment to our board of directors of options to purchase 10,000 shares of our common stock on August 10, 2005 at an exercise price of $15.01 per share and (b) a grant to each of Messrs. Easton, Johnson and Whilden of options to purchase 10,000 shares of our common stock on November 2, 2005 at an exercise price of $13.76 per share. For a discussion of valuation assumptions used in the calculation of these amounts see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. Options vest 25% per year on the anniversary of the grant date.

The grant date fair value of the option to purchase 10,000 shares of our common stock granted on August 10, 2005 to the non-employee directors was $58,500, as computed in accordance with Financial Accounting Standard No. 123R. The grant date fair value of the option to purchase 10,000 shares of our common stock granted on November 2, 2005 to the non-employee directors was $53,600, as computed in accordance with Financial Accounting Standard No. 123R.

For a discussion of valuation assumptions, see Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

(5)	The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2007. Option awards consist of exercisable and unexercisable options, except as indicated, and stock awards consist of fully vested shares of restricted stock.

Director	Aggregate Option Awards	Aggregate Stock Awards

Bren, Brigitte M.	1,000	22,117	*
Easton, James L.	1,000	10,000
Johnson, Rafer L.	1,000	10,000
Luebbers, Kevin M.	1,000	10,000
Symington, J. Fife IV	1,000	10,000
Ueberroth, Peter V.	1,000	90,000	*
Whilden, Richard D.C.	1,000	10,000

* Fully vested

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 15, 2008, based on 11,141,067 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director, director nominee and named executive officer (which consist of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our other two executive officers) and (iii) all current directors, director nominees and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

	Amount and Nature	Percent of
	of Beneficial	Class of
	Ownership of	Common
Name of Beneficial Owner	Common Stock(1)	Stock

Directors, Nominees and Named Executive Officers
Joseph J. Ueberroth(2)	746,075	6.51%
Blake T. Barnett(3)	20,000	*
Brian R. Schaefgen(4)	28,429	*
Laura L. Tuthill(5)	35,750	*
Joseph G. McCarthy(6)	43,250	*
Peter V. Ueberroth(7)	1,391,000	12.39%
Brigitte M. Bren(8)	23,117	*
James L. Easton(9)	30,116	*
Rafer L. Johnson(10)	6,000	*
Kevin M. Luebbers(11)	6,000	*
Arthur A. Rodney(12)	300	*
J. Fife Symington, IV(13)	11,000	*
Richard D.C. Whilden(14)	16,620	*
All current directors, director nominees and executive officers as a group (13 people as a group)(15)	2,357,657	20.24%
Other 5% Beneficial Owners
Ashford Capital Management, Inc.(16)	1,438,208	12.91%
Hoak Public Equities L.P.(17)	1,025,000	9.20%
Spencer Capital Management, Inc.(18)	570,951	5.12%

*	Less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which are purchasable under options which are currently exercisable or which will become exercisable no later than 60 days after March 15, 2008, which are indicated in the footnotes, are deemed outstanding for computing the percentage of shares held by the person holding such options but are not deemed outstanding for computing the percentage of shares held by any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Each of the named executive officers’ shares owned includes shares of restricted stock, as indicated in footnotes. The holders of our restricted stock are entitled to vote and receive dividends, if declared, on the shares of our common stock covered by the restricted stock grant.

(2)	Chairman and Chief Executive Officer of the Company; includes 319,029 shares of our common stock issuable upon exercise of options and 105,000 unvested shares of restricted stock; includes 86,926 shares of our common stock owned by the Ueberroth Community Trust of which Mr. Ueberroth has shared voting power.

(3)	Consists of 20,000 unvested shares of restricted stock.

(4)	Resigned as chief financial officer and corporate secretary effective June 22, 2007.

(5)	Consists of 21,750 shares of our common stock issuable upon exercise of options and 14,000 unvested shares of restricted stock.

(6)	Consists of 31,250 shares of our common stock issuable upon exercise of options and 12,000 unvested shares of restricted stock.

(7)	The shares are held in a family trust of which Mr. Peter Ueberroth is a co-trustee. Beneficial ownership includes fully vested options to purchase 90,000 shares of our common stock and 1,000 shares of our common stock. Does not include 100,000 shares of our common stock owned by the Ueberroth Family Foundation of which Mr. Ueberroth has shared voting power. Also does not include 43,463 shares of our common stock owned by the Ueberroth Education Trust of which Mr. Ueberroth has no voting power.

(8)	Consists of 22,117 shares of our common stock issuable upon exercise of director options and 1,000 shares of our common stock.

(9)	Consists of 25,116 shares of our common stock held by the director and 5,000 shares of our common stock issuable upon exercise of director options.

(10)	Consists of 5,000 shares of our common stock issuable upon exercise of director options and 1,000 shares of our common stock.

(11)	Consists of 5,000 shares of our common stock issuable upon exercise of director options and 1,000 shares of our common stock.

(12)	Appointed to our board of directors on April 8, 2008; consists of 300 shares of our common stock held by the director.

(13)	Consists of 6,000 shares of our common stock held by the director and 5,000 shares of our common stock issuable upon exercise of director options.

(14)	Consists of 4,620 shares of our common stock held by the director and 7,000 shares held in a family trust of which Mr. Whilden is a co-trustee; includes 5,000 shares of our common stock issuable upon exercise of director options.

(15)	Consists of 509,146 shares of our common stock issuable upon exercise of stock options.

(16)	Based on the Schedule 13G/A filed with the SEC on February 14, 2008 by Ashford Capital Management, Inc. (“Ashford”), an investment advisor. The Schedule 13G/A reported that Ashford has sole voting and dispositive power with respect to all of these shares. Ashford’s address is P.O. Box 4172, Wilmington, DE 19807.

(17)	Based on the Schedule 13D filed with the SEC on January 15, 2008 by Hoak Fund Management, LP, Hoak Fund Management, LP, James M. Hoak & Co., James M. Hoak and J. Hale Hoak (collectively, “Hoak”) and Nancy Hoak, spouse of James M. Hoak. The Schedule 13D reported that Hoak has formed a group for the purpose of acquiring our common stock for investment purposes. J. Hale Hoak has the sole voting and dispositive power with respect to 10,000 shares of our common stock. Hoak has shared voting and dispositive power with respect to 1,014,000 shares. Nancy Hoak and James M. Hoak have the shared voting and dispositive power with respect to 1,000 shares. Hoak’s address is 500 Crescent Court, Suite 230, Dallas, Texas 75201.

(18)	Based on Schedule 13G/A filed with the SEC on February 25, 2008 by Spencer Capital Management, LLC (“SCM”), an investment management firm and Kenneth H. Shubin Stein, an individual, with shared voting and dispositive powers with respect to all of these shares. The address of SCM and Shubin Stein is 1995 Broadway, Suite 1801, New York, NY 10033.

INFORMATION CONCERNING
MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Biographical Information

The biographical information for our executive officers is set forth below as of January 15, 2008.

Joseph J. Ueberroth, See “Director Biographical Information.”

Blake T. Barnett, age 44, has served as Chief Financial Officer since November 2007. Prior to joining the Company, Mr. Barnett served as the Chief Financial Officer for the California Division of Albertsons Grocery Stores with financial responsibility for almost 500 stores and $9 billion in sales. Prior to Albertsons he spent approximately seven years with YUM! Brands and Pepsi Co. He was the Chief Financial Officer for a start-up within YUM! Brands and also held several senior financial positions with Taco Bell. Prior to Taco Bell, Mr. Barnett worked in various financial and information technology capacities for Unocal, as well as Times Mirror. Mr. Barnett holds a Masters of Business Administration degree from University of California Irvine, a Bachelors of Science degree in economic system science and a Bachelors of Arts degree in political science from the University of California Los Angeles.

Brian R. Schaefgen, age 37, served as our Chief Financial Officer, Treasurer and Secretary from December 2003 to June 2007. From March 1994 to December 2003, Mr. Schaefgen served in various senior financial capacities with The Irvine Company, a real estate investment company. From 1991 to 1994, Mr. Schaefgen was with Deloitte & Touche, an accounting and professional services firm. Mr. Schaefgen serves on the board of directors of Grand Prix Tours, Inc., a specialty tour provider and the board of advisors of BenchPlayers, Inc., a talent placement and event production company. Mr. Schaefgen also serves on the board of directors of Big Brothers Big Sisters of Orange County, a local charity. Mr. Schaefgen received his Bachelor of Business Administration from the University of Notre Dame. Mr. Schaefgen is a Certified Public Accountant.

Joseph G. McCarthy, age 35, has served as Vice President, Corporate Development since November 2003 and was named General Counsel in January 2007. Prior to joining the Company, Mr. McCarthy served as Vice President of Fletcher Asset Management, a private equity firm based in New York City and as an associate in the corporate practice of Latham & Watkins. Mr. McCarthy received his bachelor of arts from Grinnell College and was graduated with distinction by The University of Iowa College of Law.

Laura L. Tuthill, age 31, has served as Vice President and Chief Accounting Officer of Ambassadors International, Inc. since May 2007. From June 2007 to November 2007, Ms. Tuthill also served as the interim Chief Financial Officer, Secretary and Treasurer of the Company. From December 2003 to May 2007, Ms. Tuthill was the Corporate Controller of the Company. From July 2002 to December 2003, Ms. Tuthill was the Controller of Ambassadors Performance Group, LLC, a wholly owned subsidiary of the Company. From 1997 to 2002, Ms. Tuthill was with the accounting firm Andersen (formerly Arthur Andersen). Ms. Tuthill received her Bachelor of Business Administration from the University of California Santa Barbara. Ms. Tuthill is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The goal of our executive compensation program is to retain and reward executives who create long-term value for our stockholders. The Compensation and Nominating Committee determines our compensation objectives, philosophy and forms of compensation for our executive officers. This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and the amounts shown in the executive compensation tables that follow.

Roles and Responsibilities

The primary purpose of the Compensation and Nominating Committee is to conduct reviews of our general executive compensation policies and strategies and oversee and evaluate our overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•	evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level of the Chief Executive Officer;

•	evaluating and approving the compensation levels of the other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers and other employees;

•	recommending to our board of directors compensation policies for our directors; and

•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and the other executive officers and reviewing other benefit programs presented to the Compensation and Nominating Committee by the Chief Executive Officer.

The role of management is to provide reviews and recommendations for the Compensation and Nominating Committee’s consideration, including with respect to our executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with our objectives;

•	recommending changes, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and/or awards for key executive officers other than the Chief Executive Officer.

The Compensation and Nominating Committee retained in August of 2006 the firm of Strategic Consulting Group as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation and Nominating Committee’s determinations of compensation awards for fiscal year 2007. The role of Strategic Consulting Group is to provide independent, third-party advice and expertise on executive compensation issues.

Overall Program Objectives

We strive to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various labor markets and industries in which we compete for talent. We provide incentives to advance the interests of our stockholders and deliver levels of compensation that are commensurate with our performance. Overall, we design our compensation program to:

•	support our corporate business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	retain and recruit executive talent; and

•	create a strong performance alignment with stockholders.

We seek to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual bonus (i.e., short-term incentives), which may be paid in cash, stock units, shares of stock or a combination of these; and

•	periodic (generally annual) grants of long-term, equity-based compensation (i.e., longer-term incentives), such as stock options, restricted stock units and/ or restricted stock, which may be subject to performance-based and/or time-based vesting requirements.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Compensation and Nominating Committee considers the competitive market for executives and compensation levels provided by comparable growth companies. The businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Compensation and Nominating Committee does not attempt to set compensation elements for each executive within a particular range related to levels provided by industry peers. Instead, the Compensation and Nominating Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Executive Compensation Practices

Our practices with respect to each of the three key compensation elements identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2007 compensation for our executive officers.

Base Salary

Purpose.  The objective of base salary is to reflect job responsibilities, value to us and individual performance with respect to market competitiveness. Salaries are generally reviewed annually. In setting salaries, the Compensation and Nominating Committee considers the importance of linking a high proportion of the executive officers’ compensation to performance in the form of an annual bonus, which is tied to both company performance measures and individual performance, as well as long-term stock-based compensation, which is tied to our stock price performance.

Considerations.  A minimum salary for Mr. Joseph J. Ueberroth, our Chairman, President and Chief Executive Officer was set for 2007 in his employment agreement, entered into in November 2006. The Compensation and Nominating Committee approved the terms of Mr. Ueberroth’s employment agreement after considering, among other things, the competitive market data provided by the compensation consultant. Mr. Ueberroth is the only executive officer with an employment agreement. The minimum salaries, the amount of any increase over these minimums and salaries for the other executive officers are recommended by the Chief Executive Officer and reviewed by the Compensation and Nominating Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

Annual Bonus for Named Executive Officers

Purpose.  The compensation program provides for an annual bonus under the 2005 Incentive Award Plan that is linked to our company performance and individual performance. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.

Considerations.  The annual bonus process for named executive officers involves four basic steps:

•	At the outset of the fiscal year, the Compensation and Nominating Committee:

(1) Sets overall company performance goals for the year;

(2) Sets individual performance measures for the year; and

(3) Sets a formula for potential bonus payouts for each individual.

•	After the end of the fiscal year, the Compensation and Nominating Committee:

(4) Measures actual performance (individual and company) against the predetermined company performance goals and individual performance measures to determine the appropriate bonus payouts based on the formula for potential bonus payouts set at the outset of the fiscal year, as well as other performance considerations related to unforeseen events during the year.

In addition, on occasion, the Compensation and Nominating Committee may make discretionary bonus payments to reflect company performance in measures such as changes in stock price and creation of stockholder value.

These four steps are described below:

(1) Setting Company performance goals.  Early in each fiscal year, the Compensation and Nominating Committee works with senior management and establishes budgets and sets performance goals for the company based on the annual budgets approved by our board of directors.

(2) Setting individual performance measures.  Early in each fiscal year, as the Compensation and Nominating Committee sets company performance goals, it also sets individual performance measures for our Chief Executive Officer and the other named executive officers. The Compensation and Nominating Committee reviews the individual performance measures recommended by the Chief Executive Officer for each of the other named executive officers with the Chief Executive Officer. These measures allow the Compensation and Nominating Committee to play a more proactive role in identifying performance objectives beyond purely financial measures, including, for example, exceptional performance of each individual’s functional responsibilities as well as leadership, teamwork, extraordinary efforts, acquisitions, growth initiatives and other activities that are critical to driving long-term value for stockholders.

(3) Setting a formula for potential bonus payouts.  The Compensation and Nominating Committee establishes a formula for potential bonus payouts for each named executive officer which is based on attaining or exceeding any or a combination of the following: our company-wide or divisional annual budget performance goals, individual performance measures and, on occasion, subjective requirements determined by the Compensation and Nominating Committee.

The potential bonus payouts take into account all factors that the Compensation and Nominating Committee deems relevant, including (but not limited to) a review of relevant compensation within our industry or industries, and the Compensation and Nominating Committee’s assessment of the aggressiveness of the level of growth reflected in our annual budgets. For a description of the formulas and potential bonus payouts set for 2007 see “Determining Compensation for Our Chief Executive Officer in 2007” and “Determining Compensation for Our Other Executive Officers in 2007” below.

(4) Measuring performance.  After the end of the fiscal year, the Compensation and Nominating Committee reviews our actual performance against each of the performance goals established at the outset of the year. The individual performance of our Chief Executive Officer is reviewed against the individual goals set at the beginning of the year and approved by the Compensation and Nominating Committee for him. The individual performance of the remaining named executive officers is recommended to and reviewed by our Chief Executive Officer (for officers other than himself) with the Compensation and Nominating Committee against the individual goals set at the outset of the year as well as the executive officer’s performance in relation to any extraordinary events or transactions which may have occurred during the year. Generally, this assessment allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year. Where an executive officer’s formula for potential bonus payouts includes a subjective component, that portion of the bonus may be adjusted up or down depending on the level of performance against the individual goals. Subjective bonus components are not intended to be compliant with Section 162(m) of the Internal Revenue Code.

Form of Payout.  Under the 2005 Incentive Award Plan, the Compensation and Nominating Committee has discretion as to whether annual bonuses for our named executive officers will be paid in cash, restricted stock, restricted stock units or any combination thereof. Any restricted stock or restricted stock units that are awarded are granted under a long-term incentive plan approved by our stockholders. In 2007, the annual bonuses awarded to our named executive officers were in the form of cash. The Compensation and Nominating Committee also retains discretion, in appropriate circumstances, to grant a lower bonus or no bonus at all.

Compliance with Section 162(m).  In order for bonuses paid to executive officers subject to Section 162(m) of the Internal Revenue Code to be deductible by us, among other things, the specified performance target(s) set for each fiscal year at the beginning of the fiscal year must be met. For fiscal year 2007 the performance criteria were company-wide and divisional adjusted net earnings before interest, depreciation and amortization (“EBITDA”). To the extent that the Compensation and Nominating Committee determines appropriate, it may exclude the following items or variances and adjust the 2007 budget EBITDA set at the outset of the year: change in accounting principles; dispositions of a business; asset impairments; restructuring charges; extraordinary, unusual or infrequent items; and litigation costs and insurance recoveries.

As noted below under “Policy Regarding $1.0 Million Deduction Limit,” the Compensation and Nominating Committee retains the right to award bonuses outside of these plans in appropriate circumstances, including bonuses that may not be deductible in part or in full.

Determining Compensation for Our Chief Executive Officer in 2007

On November 2, 2006, we entered into an employment agreement with Mr. Ueberroth, pursuant to which he receives a minimum annual base compensation of $375,000, subject to increases from time to time at the discretion of the Compensation and Nominating Committee. Mr. Ueberroth’s base salary was increased from $285,000 to $375,000 effective January 1, 2007, upon the adoption of his employment agreement.

At the beginning of fiscal year 2007, the Compensation and Nominating Committee established corporate and individual performance measures and formulas for potential bonus payouts to our Chief Executive Officer for fiscal year 2007.

Mr. Ueberroth’s 2007 incentive compensation was to allocate capital effectively. He was entitled to receive a bonus payout of $100,000 as a result of the successful completion of the Windstar Sail Cruises acquisition and the convertible debt financing. Mr. Ueberroth was entitled to receive a potential aggregate bonus payout of approximately $275,000 if each of Travel and Events, Marine or Cruise business divisions achieved its pre-determined EBITDA targets. Although the Travel and Events and the Marine divisions achieved their predetermined performance targets, Mr. Ueberroth elected to forego all of his incentive compensation since the 2007 performance of the overall company did not meet its predetermined EBITDA target.

Determining Compensation for Our Other Executive Officers in 2007

We do not have employment agreements with our other executive officers. Mr. Barnett’s base salary was $250,000 effective November 12, 2007. Mr. Schaefgen’s base salary was increased from $180,000 to $240,000 effective January 1, 2007. Mr. McCarthy’s base salary was increased from $150,000 to $175,000 effective January 1, 2007. Ms. Tuthill’s base salary was increased from $160,000 to $200,000 effective March 1, 2007. The increases for Messrs. Ueberroth, Schaefgen, McCarthy and Ms. Tuthill were based on the factors described above.

At the beginning of fiscal year 2007, the Compensation and Nominating Committee established corporate and individual performance measures and formulas for potential bonus payouts to our other executive officers for fiscal year 2007. Mr. McCarthy received a bonus payout of $40,000 as a result of the successful completion of the Windstar Sail Cruises acquisition and the convertible debt financing. Mr. McCarthy was also entitled to receive a potential aggregate bonus payout in excess of $30,000 based on the performances of each of the business divisions but elected to forego this bonus payout since the overall company performance did not meet the predetermined EBITDA target.

Ms. Tuthill received a $30,000 incentive compensation payout based upon the successful integration of the Windstar acquisition as well as the design and maintenance of audit and Sarbanes-Oxley compliance. Ms. Tuthill received an additional $20,000 based upon other subjective contributions at the discretion of the Compensation and Nominating Committee.

In setting these measures and determining the extent to which they were satisfied, the Compensation and Nominating Committee excluded the impact of certain items (such as impairment of or gain or loss on sales of assets acquired in earlier periods) that it believed were not driven by the current performance of our executives or that, in the Compensation and Nominating Committee’s judgment, otherwise had a distorting positive or negative impact relative to the performance of our executives.

Long-term Incentive Compensation

Purpose.  Our employees, including our executive officers, are eligible to participate in our long-term incentive program which provides a periodic award (typically annual) under the 2005 Incentive Award Plan. Our long-term incentive program ties compensation to our long-term performance. Prior to the adoption of the 2005 Incentive Award Plan by our stockholders in May 2005, our employees, including our named executive officers, were eligible to participate in our 1995 Amended and Restated Equity Participation Plan. The objective of the long-term incentive program is to align compensation for the named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above.

Mix of Restricted Stock and Stock Options.  Our long-term incentive compensation generally takes the form of a mix of restricted stock grants (commencing in fiscal year 2004) and option awards. These two vehicles reward stockholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward named executive officers only if the stock price increases. Restricted stock units are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price. On November 2, 2006, we entered into an employment agreement with Mr. Ueberroth, pursuant to which he is eligible to receive annual cash and stock awards at the discretion of our board of directors; provided that his long-term equity incentive awards may not be less than 50% of his total annual compensation.

The Compensation and Nominating Committee may in the future adjust the mix of award types or approve different award types, such as restricted stock units, as part of its overall long-term incentive compensation program.

Vesting of Restricted Stock.  Restricted stock granted as long-term incentive compensation in fiscal year 2007 to the named executive officers generally has scheduled vesting dates on the fourth anniversary of the grant date. On such date, 100% of the total award vests, contingent upon the named executive officer’s continued employment with us, thereby maximizing the retention value of these equity awards. Occasionally, the Compensation and Nominating Committee in its discretion may make restricted stock grants that vest ratably over a period of time. The Compensation and Nominating Committee may also, in its discretion, award restricted stock subject to performance-based vesting conditions or in lieu of cash under the Company’s annual bonus program.

Stock Options.  Our long-term incentive compensation program calls for stock options to be granted with exercise prices of not less than the fair market value of our stock on the date of grant and to vest ratably over a number of years (typically four), based on continued employment with us. We define fair market value as the closing price of our common stock on the stock exchange on which we trade (currently the NASDAQ Global Market) on the date of grant. The Compensation and Nominating Committee will not grant stock options with exercise prices below the market price of our stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without stockholder approval. Our option grants to the named executive officers normally have a term of ten years.

Stock Ownership and Holding Policy.  Our long-term incentive compensation program does not include stock ownership or holding requirements for the executive officers.

Periodic Review.  The Compensation and Nominating Committee intends to review both the annual bonus program and our long-term incentive compensation program annually to ensure that their key elements continue to meet the objectives described above.

Fiscal Year 2007 Decisions.  In fiscal year 2007, the Compensation and Nominating Committee awarded long-term compensation to our executive officers pursuant to the program described above resulting in the awards of stock options and restricted stock identified in the Grants of Plan-Based Awards table.

In determining the annual grants of restricted stock and options, the Compensation and Nominating Committee considered market data on total compensation packages, the value of long-term incentive grants at targeted comparable companies, total stockholder return and stockholder dilution, except in the case of the award to the Chief Executive Officer, the recommendations of the Chief Executive Officer, and in the case of the Chief Executive Officer, contractual requirements under his employment agreement.

Other Benefits and Perquisites

With limited exceptions, the Compensation and Nominating Committee supports providing benefits and perquisites to the executive officers that are substantially the same as those offered to officers in similar industries or sized companies. We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees: company-paid life insurance policies, medical benefits and our 401(k) Profit-Sharing Plan matching contributions. These benefits are consistent with those offered to officers in similar industries or sized companies. We did not provide any perquisites or other personal benefits to the named executive officers in fiscal year 2007.

Severance Benefits

On November 2, 2006, we entered into an employment agreement with Mr. Ueberroth which provides him with certain severance and other benefits upon: (i) a termination of his employment by us without cause; (ii) a termination of his employment by Mr. Ueberroth with good reason, (iii) a termination of his employment by Mr. Ueberroth without good reason; (iv) a change of control of us; and (v) his death or permanent disability. The agreement is designed to retain the services of Mr. Ueberroth and outline the responsibilities of Mr. Ueberroth to us and our board of directors. A description of the material terms of the severance benefits can be found under “Potential Payments Upon Termination or Change in Control.”

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation and Nominating Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation and Nominating Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation and

Nominating Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Policy Regarding $1.0 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1.0 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation and Nominating Committee designs certain components of executive officer compensation, such as our stock options and portions of our annual cash incentive, to permit them to qualify as performance based compensation and thus be deductible under Section 162(m). The Compensation and Nominating Committee believes, however, that stockholder interests are best served by not restricting the Compensation and Nominating Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation and Nominating Committee may from time to time approve elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future in appropriate circumstances.

REPORT OF COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation and Nominating Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2007 Annual Report on Form 10-K and in this Proxy Statement for the 2008 annual meeting of stockholders.

COMPENSATION AND NOMINATING COMMITTEE

Richard D.C. Whilden, Chairman
Rafer L. Johnson
J. Fife Symington, IV

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our other two executive officers:

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total

Joseph J. Ueberroth	2007	$375,000	$0	$591,963	$642,975	$0	$26,300	$1,261,238
Chairman, President and Chief Executive Officer	2006	$285,000	$300,000	$463,979	$520,446	$700,000	$46,820	$2,316,245
Blake T. Barnett	2007	$27,564	$0	$9,288	$8,325	$0	$0	$45,177
Chief Financial Officer and Corporate Secretary
Brian R. Schaefgen*	2007	$128,237	$0	$0	$66,811	$0	$245,450	$440,498
Former Chief Financial Officer and Former Corporate Secretary	2006	$198,333	$0	$90,377	$102,876	$200,000	$9,274	$600,860
Joseph G. McCarthy	2007	$175,000	$40,000	$12,093	$80,047	$0	$938	$308,078
Vice President and General Counsel	2006	$148,333	$60,000	$2,910	$59,561	$40,000	$1,359	$312,163
Laura L. Tuthill	2007	$193,333	$50,000	$13,022	$53,748	$0	$965	$311,069
Vice President and Chief Accounting Officer

*	Resigned as chief financial officer and corporate secretary effective June 22, 2007.

(1)	The amounts shown include salary amounts earned but deferred at the election of the executive officer under our 401(k) Profit-Sharing Plan. See discussion of plan in Note 14 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The amounts shown represent actual bonuses awarded based on subjective determinations in the discretion of the Compensation and Nominating Committee. See “Compensation Discussion and Analysis — Fiscal Year 2007 Decisions” herein and “Compensation Discussion and Analysis — Fiscal Year 2006 Decisions” in our definitive proxy statement for the year 2006 filed with the SEC on April 18, 2007, for a more complete description of the bonus program.

(3)	The amounts shown for the year ended December 31, 2007 are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of restricted stock in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standard No. 123R. The amounts shown for the year ended December 31, 2006 are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of restricted stock in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standard No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts for the fiscal years ended December 31, 2007, 2006 and 2005, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award in 2007 and 2006.

		Number Shares in	2007 Fiscal Year	2006 Fiscal Year
Named Executive Officer	Grant Date	Original Grant	Compensation Cost	Compensation Cost

Mr. Ueberroth	November 12, 2007	50,000	$23,219	$0
	August 4, 2006	30,000	$209,550	$87,313
	December 27, 2005	50,000	$167,000	$167,000
	November 19, 2004	50,000	$192,194	$209,667
Mr. Barnett	November 12, 2007	20,000	$9,288	$0
Mr. Schaefgen*	August 4, 2006	8,000	$0	$23,283
	November 19, 2004	16,000	$0	$67,093
Mr. McCarthy	November 12, 2007	11,000	$5,108	$0
	August 4, 2006	1,000	$6,985	$2,910
Ms. Tuthill	November 12, 2007	13,000	$6,037	$0
	August 4, 2006	1,000	$6,985	$2,910

*	Resigned as chief financial officer and corporate secretary effective June 22, 2007.

The restricted shares of our common stock shown as issued in fiscal year 2005 or thereafter in the above table were issued under our 2005 Incentive Award Plan. Fiscal year 2007 and fiscal year 2006 grants vest in one annual installment on the fourth anniversary of the grant date and fiscal year 2005 grants vest in four equal annual installments on each anniversary of the grant date, in each case, subject to continued service with us. The restricted shares of our common stock shown as issued in fiscal year 2004 in the above table were issued under our 1995 Amended and Restated Equity Participation Plan and vest in one annual installment on the third anniversary of the grant date, subject to continued service with us. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant. See discussion of plan in Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to the grants of stock options in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standard No. 123R. The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of stock options in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standard No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts for the fiscal years ended December 31, 2007, 2006, 2005 and 2004, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. For a discussion of valuation assumptions used in the calculation of this amount for the fiscal years ended December 31, 2003, and 2002 see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 11 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 9, 2006; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

				2007 Fiscal Year	2006 Fiscal Year
		Exercise	Number of Shares	Compensation	Compensation
Named Executive Officer	Grant Date	Price	in Original Grant	Cost	Cost

Mr. Ueberroth	November 12, 2007	$14.86	120,000	$24,975	$0
	August 4, 2006	$27.94	80,000	$257,600	$107,333
	April 6, 2006	$17.97	20,000	$41,150	$30,863
	November 2, 2005	$13.76	50,000	$67,000	$67,000
	November 19, 2004	$12.58	50,000	$64,750	$64,750
	October 7, 2003	$12.25	200,000	$187,500	$250,500
Mr. Barnett	November 12, 2007	$14.86	40,000	$8,325	$0
Mr. Schaefgen	August 4, 2006	$27.94	15,000	$24,150	$20,125
	April 6, 2006	$17.97	5,000	$5,144	$7,716
	November 2, 2005	$13.76	16,000	$10,720	$21,440
	November 19, 2004	$12.58	16,000	$10,360	$20,720
	February 2, 2004	$12.79	25,000	$16,438	$32,875
Mr. McCarthy	November 12, 2007	$14.86	35,000	$7,284	$0
	August 4, 2006	$27.94	5,000	$16,100	$6,708
	April 6, 2006	$17.97	5,000	$10,288	$7,716
	November 2, 2005	$13.76	10,000	$13,400	$13,400
	November 19, 2004	$12.58	10,000	$12,950	$12,950
	November 7, 2003	$13.08	15,000	$20,025	$18,788
Ms. Tuthill	November 12, 2007	$14.86	45,000	$9,366	$0
	August 4, 2006	$27.94	5,000	$16,100	$6,708
	April 6, 2006	$17.97	1,000	$2,058	$1,544
	November 2, 2005	$13.76	5,000	$6,700	$6,700
	November 19, 2004	$12.58	10,000	$12,950	$12,950
	February 2, 2004	$12.79	5,000	$6,575	$6,575

(5)	The amounts shown represent actual performance-based bonuses awarded under the 2005 Incentive Award Plan based on attaining of or exceeding pre-established company performance goals and individual performance measures. For fiscal year 2006, the performance criteria used was company-wide or divisional EBITDA, depending on the named executive officer. In addition, Messrs. Schaefgen and McCarthy were entitled to a potential bonus payout based on an individual objective of completing a significant acquisition. After the end of the 2006 fiscal year, the Compensation and Nominating Committee determined that the fiscal year 2006 company-wide actual EBITDA was above the 2006 budget EBITDA and that each business division performed above its 2006 budget EBITDA, and awarded bonuses based on the actual achievement compared to budget for the company and the divisions. The Compensation and Nominating Committee also evaluated the achievement of the individual performance goals for Messrs. Schaefgen and McCarthy based on the completion of our American West Cruises, Delta Queen and Bellingham Marine acquisitions during 2006. See “Compensation Discussion and Analysis — Fiscal Year 2006 Decisions” and the Grants of Plan Based Awards table in the definitive proxy statement for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 18, 2007, for a more complete description of the bonus program.

(6)	The amounts shown consist of monies received by the named executive officer from us for our 401(k) matching contribution, dividends paid on restricted stock, company-paid premiums on life insurance programs and other payment, as follows:

		Dividends
		Paid on	401(k) Plan
		Restricted	Matching	Life Insurance
Named Executive Officer	Year	Stock	Contributions(a)	Premiums(b)	Other(c)	Total

Mr. Ueberroth	2007	$26,000	$0	$300	$0	$26,300
	2006	$46,000	$0	$820	$0	$46,820
Mr. Barnett	2007	$0	$0	$0	$0	$0
Mr. Schaefgen	2007	$4,800	$500	$150	$240,000	$245,450
	2006	$8,000	$500	$774	$0	$9,274
Mr. McCarthy	2007	$200	$438	$300	$0	$938
	2006	$200	$500	$659	$0	$1,359
Ms. Tuthill	2007	$200	$500	$265	$0	$965

(a)	In 1993, we established a noncontributory profit sharing plan, the assets of which were transferred into a new 401(k) Profit-Sharing Plan in 1996. Employees are eligible to participate in the 401(k) Plan upon six months of service and 21 years of age. Employees may contribute up to 92% of their salary, subject to the maximum contribution allowed by the Internal Revenue Service. Our matching contribution is discretionary based upon approval by management. Matching contributions for our named executive officers are on the same basis as those for our other eligible employees. Employees are 100% vested in their contributions and our matching contributions vest equally over four years, subject to continued service with us. During the year ended December 31, 2007 and 2006, we contributed $11,000 and $31,000, respectively, to the 401(k) Plan.

(b)	We pay 100% of the cost of term life insurance for all eligible employees at varying levels, including our named executive officers. Our named executive officers and our other officers receive life insurance benefits of two times their annual salary up to a maximum of $250,000, as compared with our employees who receive life insurance benefits of $20,000. Amounts shown reflect the cost of the premiums for our named executive officers paid by us.

(c)	One year’s base salary paid in recognition of completing our key goals during 2007, including our convertible bond offering and the acquisition of Windstar Cruises, as well as for providing an orderly transition plan.

Grants of Plan-Based Awards-2007

The following table sets forth certain information regarding all grants of plan-based awards to our named executive officers during fiscal year 2007.

					All Other	All Other
					Stock	Option	Exercise
					Awards:	Awards:	or Base
					Number	Number of	Price of	Grant Date Fair
		Estimated Possible Payouts Under			of Shares	Securities	Option	Value of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			of Stock	Underlying	Awards	and Option
Name	Date	Threshold	Target	Maximum	or Units(2)	Options(3)	($/Sh)(4)	Awards

Joseph J. Ueberroth		$375,000	(1)	(1)
	11/12/2007				50,000			$743,000	(5)
	11/12/2007					120,000	$14.86	$799,200	(6)
Blake T. Barnett		$0	—	—
	11/12/2007				20,000			$297,200	(5)
	11/12/2007					40,000	$14.86	$266,400	(6)
Brian R. Schaefgen		$0	—	—	0	0	$0	$0
Joseph G. McCarthy		$70,000	(1)	(1)
	11/12/2007				11,000			$163,460	(5)
	11/12/2007					35,000	$14.86	$233,100	(6)
Laura L. Tuthill		$30,000	(1)	(1)
	11/12/2007				13,000			$193,180	(5)
	11/12/2007					45,000	$14.86	$299,700	(6)

(1)	Under our 2005 Incentive Award Plan, at the outset of the 2007 fiscal year, the Compensation and Nominating Committee established potential bonus payouts for each named executive officer based on a formula that accounted for the attainment of or exceeding any or a combination of the following: our company-wide or divisional annual budget EBITDA and in the case of Mr. McCarthy, an individual performance measure of completing a significant acquisition. In addition, Messrs. Ueberroth and McCarthy were entitled to additional potential bonus payouts based on subjective requirements determined by the Compensation and Nominating Committee in its discretion. Our potential bonus payouts to the named executive officers were based on a formula that allowed for additional bonus payouts for achievement of incremental performance above the 2007 budget performance level, thus, our bonus program did not provide for target or maximum bonus payouts. See “Compensation Discussion and Analysis — Fiscal Year 2007 Decisions” for a more complete description of the bonus program and the Summary Compensation Table for the actual amounts awarded to the named executive officers for fiscal year 2007.

(2)	Amounts shown represent restricted shares of our common stock issued under our 2005 Incentive Award Plan that vest in one annual installment on the fourth anniversary of the grant date, subject to continued service with us.

(3)	Amounts shown represent options issued under our 2005 Incentive Award Plan that vest in equal annual installments over a four-year period on each anniversary of the grant date, subject to continued service with us, and have a ten-year term.

(4)	Amount shown is equal to the closing market price of our common stock on the grant date.

(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under Financial Accounting Standard No. 123R. For a discussion of valuation assumptions used in the calculation of this amount for the fiscal year ended December 31, 2007, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

(6)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes-Merton model of option valuation to determine grant date fair value, as prescribed under Financial Accounting

Standard No. 123R. The actual value, if any that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes-Merton model. For a discussion of valuation assumptions used in the calculation of this amount for the fiscal year ended December 31, 2007, see Accounting for Stock Options in our Description of the Company and Summary of Significant Accounting Policies and Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place.

Outstanding Equity Awards at Fiscal Year End-2007

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of
	Securities
	Underlying	Number of Securities					Market Value of
	Unexercised	Underlying	Option		Number of Shares or		Shares or Units of
	Options	Unexercised Options	Exercise	Option Expiration	Units of Stock That		Stock That Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Have Not Vested		Vested(2)

Joseph J. Ueberroth	2,412	0	$5.70	12/15/2008
	24,117	0	$10.36	8/3/2011
	200,000	0	$12.25	10/7/2013
	37,500	12,500	$12.58	11/19/2014
	25,000	25,000	$13.76	11/2/2015
	10,000	10,000	$17.97	4/6/2016
	20,000	60,000	$27.94	8/4/2016
	0	120,000	$14.86	11/12/2017
					105,000	(3)	$1,530,900
Brian Schaefgen*	—	—	—	—	—		—
Blake T. Barnett	0	40,000	$14.86	11/12/2017	20,000	(4)	$291,600
Joseph G. McCarthy	15,000	0	$13.08	11/7/2013
	7,500	2,500	$12.58	11/19/2014
	5,000	5,000	$13.76	11/2/2015
	2,500	2,500	$17.97	4/6/2016
	1,250	3,750	$27.94	8/4/2016
	0	35,000	$14.86	11/12/2017
					12,000	(5)	$174,960
Laura L. Tuthill	5,000	0	$8.81	11/8/2012
	5,000	0	$12.79	2/2/2014
	7,500	2,500	$12.58	11/19/2014
	2,500	2,500	$13.76	11/2/2015
	500	500	$17.97	4/6/2016
	1,250	3,750	$27.94	8/4/2016
	0	45,000	$14.86	11/12/2017
					14,000	(6)	$204,120

*	Mr. Schaefgen’s unvested awards lapsed as a result of his resignation.

(1)	These options vest in equal annual installments over a four-year period on each anniversary of the grant date, subject to continued service with us, and have a ten-year term. The following table shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates:

Option Awards Vesting Schedule

Expiration
Date	Grant Date	Vesting Schedule

10/7/2013	10/7/2003	Options vest in four equal annual installments on 10/7/2004, 10/7/2005, 10/7/2006 and 10/7/2007, subject to continued service with us.
11/7/2013	11/7/2003	Options vest in four equal annual installments on 11/7/2004, 11/7/2005, 11/7/2006 and 11/7/2007, subject to continued service with us.
2/2/2014	2/2/2004	Options vest in four equal annual installments on 2/2/2005, 2/2/2006, 2/2/2007 and 2/2/2008, subject to continued service with us.
11/19/2014	11/19/2004	Options vest in four equal annual installments on 11/19/2005, 11/19/2006, 11/19/2007 and 11/19/2008, subject to continued service with us.
11/2/2015	11/2/2005	Options vest in four equal annual installments on 11/2/2006, 11/2/2007, 11/2/2008 and 11/2/2009, subject to continued service with us.
12/27/2015	12/27/2005	Options vest in four equal annual installments on 12/27/2006, 12/27/2007, 12/27/2008 and 12/27/2009, subject to continued service with us.
4/6/2016	4/6/2006	Options vest in four equal annual installments on 4/6/2007, 4/6/2008, 4/6/2009 and 4/6/2010, subject to continued service with us.
8/4/2016	8/4/2006	Options vest in four equal annual installments on 8/4/2007, 8/4/2008, 8/4/2009 and 8/4/2010, subject to continued service with us.
11/12/2017	11/12/2007	Options vest in four equal annual installments on 11/12/2008, 11/12/2009, 11/12/2010 and 11/12/2011, subject to continued service with us.

(2)	Represents the closing price of a share of our common stock on December 31, 2007 of $14.58 multiplied by the number of shares or units that have not vested.

(3)	Represents 50,000 shares of restricted stock that vest in full on November 12, 2011; 30,000 shares of restricted stock that vest in full on August 4, 2010; and 25,000 shares of restricted stock that vest ratably on December 27, 2008 and 2009.

(4)	Represents 20,000 shares of restricted stock that vest in full on November 12, 2011.

(5)	Represents 1,000 shares of restricted stock that vest in full on August 4, 2010 and 11,000 shares of restricted stock that vest in full on November 12, 2011.

(6)	Represents 1,000 shares of restricted stock that vest in full on August 4, 2010 and 13,000 shares of restricted stock that vest in full on November 12, 2011.

Option Exercises and Stock Vested-2007

The following table summarizes option exercises and stock awards vested for each of our named executive officers during the year ended December 31, 2007.

	Option Exercises		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise(2)	Vesting	Vesting(3)

Joseph J. Ueberroth	0	$0	62,500	$849,625
Blake T. Barnett	0	$0	0	$0
Brian R. Schaefgen(1)	32,000	$539,738	0	$0
Joseph G. McCarthy	0	$0	0	$0
Laura L. Tuthill	0	$0	0	$0

(1)	Resigned as chief financial officer and corporate secretary effective June 22, 2007.

(2)	Represents the aggregate difference between closing price of a share of our common stock on the date of exercise and the exercise price of the option multiplied by the number of shares that were exercised.

(3)	Represents the closing price of a share of our common stock on the dates of vesting multiplied by the respective number of shares that had vested.

Potential Payments Upon Termination or Change-in-Control

Chairman and Chief Executive Officer’s Employment Agreement

On November 2, 2006, we entered into an employment agreement with Joseph J. Ueberroth, our Chairman, President and Chief Executive Officer, which provides Mr. Ueberroth with certain severance and other benefits upon a termination of his employment by us without cause (as defined below) or by Mr. Ueberroth with or without good reason (as defined below) or upon a change of control of us (as defined below), his death or permanent disability. No other named executive officer has an employment agreement with us.

In the event of termination of Mr. Ueberroth’s employment by us without cause or by Mr. Ueberroth with good reason, we shall pay Mr. Ueberroth the sum of (i) an amount equal to the projected cost of Mr. Ueberroth’s medical insurance under COBRA for the eighteen month period immediately following the termination, and (ii) an amount equal to two times the average annual base salary plus the average annual bonus paid to Mr. Ueberroth for the two full fiscal years immediately preceding termination (the value of annual bonuses includes, in addition to cash amounts, the values ascribed to option and share grants for financial accounting purposes on the dates of grants). In addition to these severance amounts, all unvested stock options and stock grants held by Mr. Ueberroth will immediately vest as of the date of termination. Subject to the terms and conditions of the employment agreement, in the event of termination of Mr. Ueberroth’s employment by Mr. Ueberroth without good reason and upon at least twelve months notice, we shall pay Mr. Ueberroth the sum of (i) an amount equal to the projected cost of Mr. Ueberroth’s medical insurance under COBRA for the eighteen month period immediately following the termination, and (ii) an amount equal to one times the average annual base salary plus the average annual bonus paid to Mr. Ueberroth for the two full fiscal years immediately preceding termination. In the event of a termination of Mr. Ueberroth’s employment by us due to death or disability, all of Mr. Ueberroth’s unvested stock options and stock grants shall fully vest on such date. In addition, in the event of a change of control, all of Mr. Ueberroth’s unvested stock options and stock grants shall fully vest.

The following table presents our reasonable estimate of the benefits payable to Mr. Ueberroth presuming (i) a termination without cause or with good reason (as described above) occurred on December 31, 2007, the last business day of fiscal year 2007, (ii) a termination without good reason (as described above) occurred on December 31, 2007, the last business day of fiscal year 2007, or (iii) a “change of control” (as described above) or death or permanent disability occurred on December 31, 2007, the last business day of fiscal year

2007. Excluded are any amounts for unpaid compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other pension and welfare benefits through the date of termination. Also excluded are benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that Mr. Ueberroth will receive the amounts reflected below.

			Value of Option and
		Salary and	Restricted Stock	Health	Total
Name	Trigger	Bonus(1)	Acceleration(2)	Insurance(3)	Value(4)

Joseph J. Ueberroth	Termination Without Cause or With Good Reason (including a Change of Control)	$5,809,400	$2,081,268	$26,347	$7,917,015
	Termination Without Good Reason	$2,904,700	$0	$26,347	$2,931,047
	Change of Control, Death or Disability	$0	$2,081,268	$0	$2,081,268

(1)	Represents an amount equal to either one or two times (depending on the trigger event) the average annual base salary plus the average annual bonus paid to Mr. Ueberroth for the two full fiscal years immediately preceding termination. The value of average annual bonus includes, in addition to cash amounts, the average fair value of any option and share grants made to Mr. Ueberroth for the two full fiscal years immediately preceding termination.

(2)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options, based on the spread between the closing price of our common stock ($14.58) on the NASDAQ Global Market on December 31, 2007 and the stock option exercise prices and restricted stock, based on the closing price of our common stock ($14.58) on the NASDAQ Global Market on December 31, 2007.

(3)	Represents the cost for medical insurance under COBRA for eighteen months following termination.

(4)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors and officers liability insurance (if applicable).

“Cause” is generally defined as one of the following: (i) the officer’s conviction by, or entry of a plea of guilty in, a court for a felony or a crime involving moral turpitude, (ii) the officer engages in gross negligence or gross or willful misconduct in the performance of his duties, (iii) after written notice to the officer, the officer repeatedly fails to materially comply with any of our material policies, or (iv) the officer materially breaches a material term of the employment agreement and fails to cure such breach within 30 days after receiving notice thereof from us.

“Good reason” is generally defined as one of the following: (i) withdrawal by us from the officer of any substantial part of his duties or a material change in his reporting lines, (ii) assignment by us to the officer of substantial additional responsibilities that are inconsistent with those being carried out by him, (iii) material reduction of the officer’s responsibility, authority, autonomy, title, compensation, perquisites or other employee benefits, (iv) failure to keep the officer as our Chairman, President and Chief Executive Officer, (v) we materially breach any material term of the employment agreement and fail to cure such breach within 30 days after receiving notice thereof from the officer, (vi) fraud on our part, (vii) discontinuance of the active operation of our business, (vii) a change of control (as defined below), or (viii) relocation of our offices more than 25 miles from Newport Beach, California.

A “change of control” is generally defined as one of the following: (i) the sale or other transfer of all or substantially all of our business or assets, (ii) certain business combinations involving us, (iii) a reorganization or liquidation of us, (iv) the acquisition by any person of beneficial ownership of 40% or more of our common stock (without prior board of directors approval), or (v) a material change of our board of directors.

Chief Financial Officer’s Change in Control Agreement

On January 14, 2008, we entered into a change in control agreement with Blake T. Barnett, our Chief Financial Officer, which provides Mr. Barnett with certain severance and other benefits upon a change of control of us (as defined above).

In the event of a change in control, Mr. Barnett may elect to terminate his employment and shall be entitled to:

a. All of the unpaid compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits accrued through the date of such termination;

b. An amount equal to the projected cost of Mr. Barnett’s medical insurance under COBRA for the 18 month period immediately following the termination;

c. An amount equal to one times the average annual base salary plus one times the average annual bonus paid to Mr. Barnett for the two full fiscal years immediately preceding termination (in determining the annual bonuses, there shall be included the cash amounts as well as that value ascribed for financial accounting purposes on the dates of the grants to any and all option and share grants given to Mr. Barnett). If the change in control takes place before Mr. Barnett has been paid bonus for two full fiscal years for the calculation above then bonus amount shall mean 100% of the target bonus that Mr. Barnett would have been eligible to receive that year; and

d. All of Mr. Barnett’s unvested stock options and stock grants shall fully vest upon the date that the termination becomes effective.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans include our Amended and Restated 1995 Equity Participation Plan and our 2005 Incentive Award Plan.

Number of Securities
Remaining Available for
	Number of Securities		Weighted-Average Exercise	Future Issuance Under
	to be Issued Upon		Price of Outstanding	Equity Compensation Plans
	Exercise of Outstanding		Options,	(Excluding Securities
	Options, Warrants and Rights		Warrants and Rights	Reflected in Column a)
Plan Category	(a)		(b)	(c)

Plans approved by stockholders	1,475,058	(1)	$11.39	600,882
Plans not approved by stockholders	N/A		N/A	N/A
Total	1,475,058		$11.39	600,882

(1)	Represents securities to be issued upon exercise of outstanding options under our Amended and Restated 1995 Equity Participation Plan and our 2005 Incentive Award Plan.

AUDIT COMMITTEE

Report of Audit Committee

Following is the report of the Audit Committee with respect to Ambassadors’ audited financial statements for the fiscal year ending December 31, 2007, and the related consolidated balance sheets, statements of operations, stockholders’ equity and cash flows and the notes thereto.

During the year 2007, at each of its meetings, the Audit Committee met with the senior members of Ambassadors’ financial management team and the independent auditors. The Audit Committee’s agenda is established by the Chairman of the Audit Committee and our Chief Financial Officer. During the year, the Audit Committee had private sessions with Ambassadors’ independent auditors at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee reviewed with Ambassadors’ financial management team and the independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of our internal controls, and the quality of our financial reporting.

The Audit Committee has reviewed with management the audited financial statements for the year ended December 31, 2007 in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that our audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to, concerns that the Audit Committee believes are particularly relevant to its oversight. These concerns include:

•	The presence of any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements.

•	Based on the independent auditors’ experience and their knowledge of Ambassadors, whether the financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Based on the independent auditors’ experience and their knowledge of Ambassadors, whether our implemented internal controls and internal audit procedures are appropriate for Ambassadors.

The Audit Committee believes that by focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent auditors all other matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee received and discussed with the independent auditors their annual written report on their independence from Ambassadors and Ambassadors’ management, which is made under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered with the independent auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to us during 2006 was compatible with the independent auditors’ independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee necessarily relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements with generally accepted accounting principles in the United States.

In reliance on these reviews and discussions, the Audit Committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in Ambassadors’ Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE

Kevin M. Luebbers, Chairman
James L. Easton
John C. Spence

Audit Committee’s Pre-Approval Policy

During fiscal year 2007, the Audit Committee of our board of directors approved policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent auditor and for the prohibition of certain services from being provided by the independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to us by the independent auditor. The chairman must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Fees Paid to the Independent Registered Public Accountants

The following sets forth the aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years 2007 and 2006, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2007 and 2006.

Audit Fees

Fees for audit services totaled approximately $1.1 million in 2007 and $1.1 million in 2006, including fees associated with the annual audit and the audit of internal control over financial reporting in 2007 and 2006, the reviews of our quarterly reports on Form 10-Q, audits of acquired entities and required statutory audits.

Audit Related Fees

In 2007 and 2006, audit related fees totaled approximately $86,000 and $60,000, respectively. Audit related services include statutory audits of foreign entities and debt compliance audits.

Tax Fees

Fees for tax services, including tax compliance and tax advisory services totaled approximately $84,000 in 2007 and $4,000 in 2006.

All Other Fees

In 2007 and 2006, we did not incur any other fees.

All services provided by our independent auditor in 2007 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the executive officers and directors and persons who beneficially own more than 10% of a class of securities registered under Section 12(g) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors, and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely upon our review of such forms furnished to us during the fiscal year ended December 31, 2007, and written representations from certain reporting persons, we believe that during 2007, all filing requirements applicable to our executive officers, directors and more than 10% stockholders have been complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under SEC rules, we are required to disclose material transactions with us in which “related persons” have a direct or indirect material interest. Related persons include any director, nominee for director, or executive officer of us, a 5% or greater stockholder and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Our board of directors has adopted a written policy that requires the Audit Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of our board of directors, management is required to present to the Audit Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Audit Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of us and our stockholders; and (2) the transaction must be entered into by us on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to our board of directors’ first calendar year meeting, management is required to present such transactions to the Audit Committee, or any special committee delegated to by our board of directors, for approval or ratification at a subsequent meeting of our board of directors. There were no related party transactions in 2007.

OTHER MATTERS

Communications with the Board

Any stockholder may communicate with our board of directors and its committees. Our board of directors has established the following system to receive, track and respond to communications from stockholders addressed to our board of directors and its committees and members.

Any stockholder may address his or her communication to our board of directors, a committee of our board of directors, or an individual member of our board of directors and send the communication addressed to the recipient group or individual, care of Ambassadors International, Inc., Corporate Secretary, 1071 Camelback Street, Newport Beach, California 92660. The Corporate Secretary will review all communications and deliver the communications to the appropriate party in the Corporate Secretary’s discretion. The Corporate Secretary may take additional action or respond to communications in accordance with instructions from the recipient of the communication.

Stockholder Proposals for the 2009 Annual Meeting

In the event that a stockholder desires to have a proposal considered for presentation at the 2009 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than December 15, 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

We expect to hold our 2009 annual meeting of stockholders on or about May 13, 2009. Our Bylaws provide that if a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal not less than 50 days nor more than 75 days prior to the meeting. The notice must comply with our Bylaws. Notices should be directed to the attention of the Corporate Secretary, Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Annual Report on Form 10-K; Incorporation by Reference

Our Annual Report on Form 10-K is included with your proxy statement and will be available without charge on our website, www.ambassadors.com/investor, as soon as reasonably practicable after it is filed electronically with the SEC. We are providing the address to our Internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report. In addition to the website, a copy of our Annual Report on Form 10-K as filed with the SEC is available upon written request and without charge to stockholders by writing to our Corporate Secretary at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, which might incorporate future filings made by us under those statutes, the Compensation and Nominating Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such report by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors

Blake T. Barnett
Corporate Secretary

Newport Beach, California
April 14, 2008

PROXY
AMBASSADORS INTERNATIONAL, INC
1071 CAMELBACK STREET
NEWPORT BEACH, CALIFORNIA 92660
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, and appoints Joseph J. Ueberroth and Blake T. Barnett and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Ambassadors International, Inc. (the “Company”) held of record by the undersigned as of the close of business on March 15, 2008, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on May 13, 2008, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.
     This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.
(PLEASE DATE AND SIGN ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.
Please
Mark Here
for Address	☐
Change or
Comments
SEE REVERSE SIDE

Please mark your votes as in this example.	☑

1.	To elect four (4) Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

Term expiring in 2011	VOTE FOR	VOTE WITHHELD
01 Brigitte M. Bren	all nominees listed to the left	for all nominees
02 Rafer L. Johnson	(except as marked to the contrary below)	☐
03 Robert P. Mosier	☐
04 Arthur A. Rodney

To withhold authority for any individual nominee, write that nominee’s name in the space provided below:

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.				I will attend in person ☐
RSVP We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)

Signature	Signature if held jointly	Date	, 2008
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

é FOLD AND DETACH HERE é